Exhibit 99.B(d)(1)(xi)

Directed Services, LLC

1475 Dunwoody Drive, West Chester, PA 19380

January 1, 2008

ING Partners, Inc.

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258-2034

Ladies and Gentlemen:

For the Adviser, Initial and Service Class shares Directed Services, LLC (the “Adviser”) agrees to waive, from January 1, 2008 through December 31, 2008, all or a portion of its service fee and/or reimbursed expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of ING American Century Large Company Value Portfolio, ING Van Kampen Comstock Portfolio, and ING OpCap Balanced Value Portfolio, each a series of ING Partners, Inc., shall be as follows:

	Maximum Operating Expense Ratios (as a percentage of average net assets)
Series	Adviser Class	Initial Class	Service Class

ING American Century Large Company Value Portfolio	1.40%	0.90%	1.15%

ING OpCap Balanced Value Portfolio	1.35%	0.85%	1.10%

ING Van Kampen Comstock Portfolio	1.31%	0.81%	1.06%

The Adviser acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed expenses at any time in the future.

Directed Services, LLC

By:	/s/ Todd Modic
Todd Modic
Vice President

Accepted:

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Partners, Inc.